Exhibit 99.1

Item 6.         Selected Financial Data.

The selected financial data set forth below should be read in conjunction with Item 7—“Management’s Discussion and Analysis of Financial Condition and Results of Operations”, our consolidated financial statements and the related notes, and other financial data included elsewhere in this annual report. Historical results are not necessarily indicative of the results to be expected in future periods.

	Year Ended December 31,
(In millions, except per share amounts)	2014 (1)	2013	2012 (2)	2011	2010

Operating revenues	$635.7	$601.6	$477.9	$349.0	$360.3

Cost of products and services (exclusive of depreciation and amortization)	242.7	222.5	175.9	121.7	127.0
Selling, general and administrative expense	140.6	135.4	108.2	77.8	84.2
Acquisition and other transaction costs (3)	11.8	0.8	20.8	2.6	—
Intangible asset impairment	—	—	1.2	—	—
Depreciation and amortization	149.4	139.3	120.3	88.0	86.5
Income from operations	91.2	103.6	51.5	58.9	62.6

Interest expense, net and loss on extinguishment of debt (4)(5)(6)	(96.3)	(93.5)	(77.1)	(49.4)	(50.7)
Other income, net	33.5	37.3	31.2	27.9	26.1
Income from continuing operations before income taxes	28.4	47.4	5.6	37.4	38.0
Income tax expense	13.0	17.5	0.7	13.1	7.4
Income from continuing operations	15.4	29.9	4.9	24.3	30.6
Discontinued operations, net of tax	—	1.2	1.2	2.7	2.5
Net income	15.4	31.1	6.1	27.0	33.1
Net income of noncontrolling interest	0.3	0.3	0.5	0.6	0.6
Net income attributable to common shareholders	$15.1	$30.8	$5.6	$26.4	$32.5
Income per common share - basic and diluted:
Income from continuing operations	$0.35	$0.73	$0.12	$0.79	$1.00
Discontinued operations, net of tax(7)	—	0.03	0.03	0.09	0.09
Net income per common share - basic and diluted	$0.35	$0.76	$0.15	$0.88	$1.09
Weighted-average number of shares - basic and diluted	41,998	39,764	34,652	29,600	29,490

Cash dividends per common share	$1.55	$1.55	$1.55	$1.55	$1.55

Consolidated cash flow data from continuing operations:
Cash flows from operating activities	$187.8	$168.5	$119.7	$124.3	$111.9
Cash flows used for investing activities	(246.9)	(107.4)	(468.5)	(40.7)	(41.6)
Cash flows (used for) provided by financing activities	60.2	(71.6)	257.5	(50.7)	(49.4)
Capital expenditures	109.0	107.4	77.0	41.8	42.7

Consolidated Balance Sheet:
Cash and cash equivalents	$6.7	$5.6	$17.9	$105.7	$67.7
Total current assets	134.1	87.7	109.3	164.7	132.6
Net property, plant and equipment	1,137.5	885.4	907.7	337.6	362.0
Total assets	2,227.3	1,747.4	1,793.5	1,194.1	1,209.5
Total debt (including current portion)	1,366.6	1,221.9	1,217.8	884.7	884.1
Stockholders’ equity	330.8	152.3	136.1	47.8	71.9

Other financial data (unaudited):
Adjusted EBITDA (8)	$288.5	$286.5	$231.9	$185.0	$181.7

(1)             On October 16, 2014, we completed our acquisition of Enventis Corporation (“Enventis”) in which we acquired all the issued and outstanding shares of Enventis in exchange for shares of our common stock. The financial results for Enventis have been included in our consolidated financial statements as of the acquisition date.

(2)             In July 2012, we acquired 100% of the outstanding shares of SureWest Communications (“SureWest”) in a cash and stock transaction.  SureWest results of operations have been included in our consolidated financial statements as of the acquisition date of July 2, 2012.

(3)             Acquisition and other transaction costs includes costs incurred related to acquisitions, including severance costs.

(4)             In 2014, we redeemed $72.8 million of the original aggregate principal amount of our 10.875% Senior Notes due 2020 (the “2020 Notes”).  In connection with the repurchases of the 2020 Notes, we recognized a loss of $13.8 million on the partial extinguishment of debt during the year ended December 31, 2014.

(5)             In 2013, we entered into a Second Amended and Restated Credit Agreement to restate our term loan credit facility.  In connection with entering into the restated credit agreement, we incurred a loss on the extinguishment of debt of $7.7 million during the year ended December 31, 2013.

(6)             In 2012, we entered into a $350.0 million Senior Unsecured Bridge Loan Facility (“Bridge Facility”) to fund the SureWest acquisition.  During 2012, we incurred $4.2 million of amortization related to the financing costs and $1.5 million of interest related to ticking fees associated with the Bridge Facility.  In addition, in 2012 we entered into a Second Amendment and Incremental Facility Agreement to amend our term loan facility.  As a result, we incurred a loss on the extinguishment of debt of $4.5 million related to the repayment of our outstanding term loan.

(7)             In September 2013, we completed the sale of the assets and contractual rights of our prison services business for a total cash price of $2.5 million, resulting in a gain of $1.3 million, net of tax.  The financial results and net gain from the sale of the prison services business are included in income from discontinued operations for the years ended on or before December 31, 2013.

(8)             In addition to the results reported in accordance with accounting principles generally accepted in the United States (“US GAAP” or “GAAP”), we also use certain non-GAAP measures such as EBITDA and adjusted EBITDA to evaluate operating performance and to facilitate the comparison of our historical results and trends. These financial measures are not a measure of financial performance under US GAAP and should not be considered in isolation or as a substitute for net income (loss) as a measure of performance and net cash provided by operating activities as a measure of liquidity. They are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. The calculation of these non-GAAP measures may not be comparable to similarly titled measures used by other companies. Reconciliations of these non-GAAP measures to the most directly comparable financial measures presented in accordance with GAAP are provided below.

EBITDA is defined as net earnings before interest expense, income taxes, and depreciation and amortization.  Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required under our credit facility as described in the reconciliations below.  These measures are a common measure of operating performance in the telecommunications industry and are useful, with other data, as a means to evaluate our ability to fund our estimated uses of cash.

The following tables are a reconciliation of net cash provided by operating activities to Adjusted EBITDA:

	Year Ended December 31,
(In millions, unaudited)	2014	2013	2012	2011	2010
Net cash provided by operating activities from continuing operations	$187.8	$168.5	$119.7	$124.3	$111.9
Adjustments:
Non-cash, stock-based compensation	(3.6)	(3.0)	(2.3)	(2.1)	(2.4)
Other adjustments, net	(31.6)	(24.8)	(9.7)	(10.9)	4.1
Changes in operating assets and liabilities	12.3	28.5	17.6	1.1	3.5
Interest expense, net	82.5	85.8	72.6	49.4	50.7
Income taxes	13.0	17.5	0.7	13.1	7.4
EBITDA	260.4	272.5	198.6	174.9	175.2

Adjustments to EBITDA:
Other, net (a)	(23.9)	(31.5)	(3.9)	(20.4)	(23.4)
Investment distributions (b)	34.6	34.8	29.2	28.4	27.5
Loss on extinguishment of debt (c)	13.8	7.7	4.5	—	—
Intangible asset impairment (d)	—	—	1.2	—	—
Non-cash, stock-based compensation (e)	3.6	3.0	2.3	2.1	2.4
Adjusted EBITDA	$288.5	$286.5	$231.9	$185.0	$181.7

(a)              Other, net includes the equity earnings from our investments, dividend income, income attributable to noncontrolling interests in subsidiaries, acquisition and transaction related costs including severance and certain other miscellaneous items.

(b)             Includes all cash dividends and other cash distributions received from our investments.

(c)              Represents the redemption premium and write-off of unamortized debt issuance costs in connection with the redemption or retirement of our debt obligations.

(d)             Represents intangible asset impairment charges recognized during the period.

(e)              Represents compensation expenses in connection with the issuance of stock awards, which because of their non-cash nature, these expenses are excluded from adjusted EBITDA.